DISTRIBUTION AGREEMENT

This Agreement dated as of August 15, 2004 between, Ozonebio (herein called "Distributor"), and Saliva Diagnostic Systems, Inc., a Delaware corporation, located at 2294 Nostrand Avenue Brooklyn, New York 11210 and hereinafter referred to as ("SDS").

                                        :

1.    APPOINTMENT OF REPRESENTATIVE

      Subject to the terms and conditions of this Agreement, SDS hereby grants to said Distributor, and Distributor hereby accepts, the exclusive right to solicit, sell, market and act as sales agent for certain Products produced or sold by SDS which Products are listed in Exhibit I hereto (hereinafter referred to as the "Products").

2.    NATURE OF APPOINTMENT

      The appointment of Distributor as sales agent shall be only for sales to the professional markets and governments in the "Exclusive Territory". The Exclusive Territory is defined as India

3.    SALES, PRICES AND PAYMENTS

      a. SDS agrees to sell to Distributor the Products ordered by Distributor at the prices listed in Exhibit I which prices are in U.S. dollars. All Purchase Orders must include an irrevocable Letter of Credit from a bank acceptable to SDS.

      b. Distributor will be free to set the sales price for the Products purchased from SDS.

      c. All payments due to SDS by Distributor resulting from this Agreement shall be made by direct wire transfer or letter of credit in accordance with SDS' terms.

      d.    Payments shall be made in U.S. Dollars

      e. All handling charges, customs, duties, taxes, storage and all other charges applicable to the Products after they are delivered to the port in India shall be the responsibility of Distributor.

4.    DUTIES OF SDS

      SDS shall:

      a) not sell the Products in the exclusive Territory, other than through Distributor;

      b) not enter into any other contract for sales to the professional markets and governments in the "Exclusive Territory" during the term of this Agreement;

      c) use its reasonable best efforts basis that the Products ordered by Distributor are delivered in accordance with its transportation instructions;
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      d)    provide Distributor with all the available standard information and marketing literature in the English language that are related to the Products;

      e) confirm to Distributor, after receipt of advice of payment set forth in Section 2, the corresponding delivery schedule for the Products;

      f) Use its reasonable best efforts to ensure that Distributor is provided with Products that are in good selling condition and fit for the ordinary purposes for which the Product is intended.

      g) In the event that SDS receives any offer, purchase order or request for proposal for the sales of the Products within the exclusive territory of Distributor, SDS shall refer such offer, purchase order or request for proposal to Distributor on a timely basis.

      h) Not divulge any information with respect to Distributor's operations except as may be necessary to carry on its activities under this Agreement. This obligation shall survive any termination or expiration of this Agreement.

      i) SDS shall supply its standard registration package to Distributor within 10 days of the execution of this Agreement...

5.    DUTIES OF DISTRIBUTOR

      Distributor shall, during the term of this Agreement:

      a) in order to assist SDS in its coordination of sales and delivery, provide SDS with quarterly forecasts with Distributor's requirements for the Products, which forecasts shall not constitute a binding purchase order of Distributor;

      b) Provide SDS with reports on a quarterly basis regarding sales activity, distribution partners, and other arrangements that Distributor is making to promote products.

      c) at Distributor's sole expense, obtain all licenses, permits, approvals and other governmental authorizations, and make all filings, notifications and registrations (collectively "Authorizations and Registrations") with all governmental agencies necessary or appropriate for the distribution and sale of Products by Distributor and its distributors, and use by Distributor' and its distributors' customers, of the Products in the territories;

      d) furnish to SDS, together with any purchase order, clear and complete written instructions for the transportation of the Products ordered, including the name of the carrier appointed by Distributor whenever necessary; the organization of the transportation of any Products ordered and any costs related to said transportation, including freight and insurance costs, all of which shall be the sole responsibility of Distributor;

      e) Undertake all necessary means, measures and efforts and implement policies and procedures to ensure that the Products sold to Distributor by SDS are not sold for resale or otherwise outside the Exclusive Territory by Distributor, its agents, affiliates, consultants and/or any other party or entity.

      f) In order to maintain the exclusive rights granted in this Agreement, obtain registration of the Products in India not later than 3 months following the date of signing.

      g) In order to maintain the exclusive rights granted in this Agreement, meet the Cumulative Minimum Purchases set forth in Exhibit II. In the event that Distributor does not meet the Cumulative Minimum Purchases set forth in Exhibit II, SDS will be allowed to appoint additional distributors in the Exclusive Territory. In such case, the right of Distributor to continue as a non-exclusive distributor shall be decided by SDS in its sole and exclusive discretion. For the purpose of this clause ,an order shall be deemed placed if delivery is to occur within 60 days after the order is placed

      h) Allow SDS upon reasonable request and notice to obtain reports of sales and purchases of the Products from Distributor as reasonably required by SDS to determine Distributor's performance as compared with the Cumulative Minimum Purchases for the Exclusive Territory.

      i) Refrain from entering into any contract or other arrangement with any other party for the sale or marketing of any products, using a rapid point of care technology, that are competitive to Products during the term of this Agreement.

      j) Not divulge any information with respect to SDS' operations except as may be necessary to carry on its activities under this Agreement. This obligation shall survive any termination or expiration of this Agreement.

6.    SHIPMENT:

      SDS shall ensure the expeditious shipment as soon as possible after an order is placed by Distributor for the Territory. In the event of any delays in shipment Distributor will be notified within forty-eight (48) hours by telephone, telefax and/or email, so that Distributor may in turn advise its clients in the Territory of the expected delays. SDS agrees to replace defective Products, kits and supplies at no cost to Distributor, if and to the extent that such defective Products, kits and supplies are not the result from mishandling or improper storage. Defective Products will be returned to SDS or disposed of locally by prior written agreement from SDS. SDS will also inform Distributor within forty-eight (48) hours of any quality assurance issues with Product, and provide immediate notification of Lot #, recall and replacement action and procedure, and any other information pertinent to the situation. The return, replacement and related activities will be performed at no charge to Distributor.

7.    TERMINATION:

      8.1 SDS may immediately terminate this Agreement, upon written notice to Distributor to that effect upon occurrence of any of the following events:

      a) If Distributor is in material breach of default of any terms or conditions of this Agreement, and fails to cure said breach or default within sixty ( 60) days after notice to do so, or if not capable of being cured within sixty (60) days, Distributor is not taking all reasonable steps to cure such default or breach.

      b) If Distributor ceases or threatens to cease to carry on its business;

      c) If Distributor does not perform its duties as outlined in Paragraph 6(a)-(k)

      d) if Distributor becomes insolvent or bankrupt, if any execution or other judgment affecting a substantial part of the assets of Distributor becomes enforceable against Distributor, if Distributor makes an assignment for the benefit of its creditors or if Distributor is liquidated, voluntarily or otherwise;

      e) If Distributor assigns or purports to assign or sub-contract a portion of this Agreement to another party or parties without the prior knowledge and written consent of SDS which consent shall not be unreasonably withheld.

      f) if Distributor takes any action which could be reasonably interpreted to be an effort by Distributor to terminate this Agreement in order to engage directly or indirectly in the manufacture and or sale of Products that use rapid point of care technology competitive with the Products;

      8.2 Distributor may immediately terminate this Agreement, upon written notice to SDS to that effect upon occurrence of any of the following events:

      a) if SDS is in material breach of default of any terms or conditions of this Agreement, and fails to cure said breach or default within sixty ( 60) days after notice to do so, or if not capable of being cured within sixty (60) days, SDS is not taking all reasonable steps to cure such default or breach;

      b)    If SDS ceases or threatens to cease to carry on its business;

      c) if SDS becomes insolvent or bankrupt, if any execution or other judgment affecting a substantial part of the assets of SDS becomes enforceable against SDS, if SDS makes an assignment for the benefit of its creditors or if SDS is liquidated, voluntarily or otherwise;

      d) If SDS assigns or purports to assign this Agreement without the prior written consent of Distributor;

      e)    If SDS does not perform its duties as outlined in Paragraph 5(a)-(j)

8. EFFECT OF TERMINATION: Upon termination as contemplated above, it is understood and agreed that Distributor shall not, either directly or indirectly, sell, service, distribute or market the Products hereunder and any additional rights pursuant to this Agreement shall revert to SDS hereunder. In addition, Distributor agrees to cease selling or representing the Products in any manner whatsoever and agrees to render a full accounting to SDS within forty-five (45) days of the termination. Any notice of termination hereunder shall automatically operate as a cancellation of any deliveries of the Product to Distributor which are scheduled to be made subsequent to the effective date of termination, whether or not any orders for the Products have been therefore accepted by SDS. Notwithstanding the immediately preceding sentence, if Distributor has obtained the consent of SDS (which consent shall not be unreasonably withheld), Distributor shall be able to sell and distribute in the territories in which Distributor immediately prior to said termination had the right to sell Products, every unit of the Products that are in its possession at the time of termination, provided that no sale shall be completed later than six (6) months following termination and that no activity or sale of Distributor will have the effect of tarnishing or bringing into disrepute the image or reputation of the Products or SDS in which case SDS will have the right to have Distributor cease such activity by all legal means available to it including recourses in the nature of injunction.

      The consent of SDS shall be withheld if Distributor uses or plans to use dumping of the Product in its sales activities.

      Termination of this Agreement pursuant to this Article 8 shall not affect or impair the non-breaching Party's right to pursue any legal remedy, including, but not limited to, the right to recover damages, for any harm suffered as a result of such breach or default.

9.    TERM OF AGREEMENT

      Subject to the provisions of Paragraph 8 (Termination), and the Cumulative Minimum Purchases set forth in Exhibit II hereof, this Agreement shall become effective on the date first written and, subject to SDS and Distributor fulfilling their duties described herein including but not limited to registration of Products and Cumulative Minimum Purchases, shall continue in full force for a term of five years.

10.   CONFIDENTIALITY

      All knowledge and information that each Party may acquire with respect to the business of the other Party during the term of this Agreement shall be treated as confidential and each Party hereby agrees that it will take every reasonable precaution to protect the confidentiality of this information in a manner at least consistent with the efforts exercised by each Party with respect to their own confidential information. In the event of the termination of this Agreement there shall be no use or disclosure by either Party of any confidential information of the other.

11.   NON-COMPETITION

      Distributor undertakes not to compete against SDS by selling, promoting, marketing or developing Products, using the rapid point of care technology, which are or may be competitive with the Products in the Territory during the entire term of this Agreement.

12.   NOTICE

      All notices sent pursuant to this Agreement shall be delivered by hand to the party for which it is intended, sent by telecopier or other similar form of electronic transmitted message or sent by certified or registered mail directed to such Party at the address first above indicated, or at such other address as either Party may stipulate by notice to the other from time to time.

13.   FORCE MAJEURE

      Notwithstanding any provision in this Agreement to the contrary, if either Party becomes aware that it or the other Party is unable to perform any or its obligations under this Agreement because of any event (a Force Majeure Event) which is unavoidable and beyond the control of the non-performing Party, including but not limited to, a judicial or governmental decree, a labor action, a communication line failure, a transportation failure, power failure and any natural disaster or Act of God, the Party which becomes aware of the Force Majeure Event shall notify the other Party.

      The non-performing Party take all steps required to resume performance as soon as possible and shall not be in breach of any obligation hereunder because of any failure to perform during the period of suspension of its performance.

14.   GENERAL

      a. If any provision(s) of this Agreement or the application of any provision(s) of this Agreement to any person, entity, or circumstance, shall be deemed illegal, invalid or unenforceable to any extent, then the remainder of this Agreement, and the application of this Agreement to other persons, entities, or circumstances, shall not be affected and this Agreement shall be enforced to the greatest extent permitted by law.

      b. This Agreement contains the entire Agreement between the Parties pertaining to the subject matter hereof, and supersedes and replaces all prior written and oral agreements between the Parties with reference to this subject matter.

      c. The Parties shall from time to time sign such further documents and do such other things as may be necessary or useful in order to give effect to this Agreement.

      d. This Agreement and the provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective successors, affiliates and assigns.

      e. This Agreement shall not be assigned by Distributor or SDS without the consent of the other party. Consent shall not be unreasonably withheld.

      f. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a writing duly executed by the Party to be bound thereby.

15.   GOVERNING LAW

      This Agreement is to be governed and construed by and in accordance with the laws of the State of New York. Distributor hereby agrees to submit to the jurisdiction of any state or federal court in southeastern New York and waives any claim of inconvenient forum.

      EXHIBITS

      The Exhibit(s) hereto are an integral part of this Agreement, and the obligations contained therein are binding on the parties hereto. In the event that any provision of this Agreement is invalid, the Parties agree that the remaining provisions shall be deemed to be in full force and effect.

      IN WITNESS WHEREOF, SDS AND DISTRIBUTOR HAVE CAUSED THIS AGREEMENT TO BE EXECUTED ON THE DATE FIRST ABOVE WRITTEN.

Distributor                                 SDS


By:                                         By:
  ----------------------------------           ---------------------------------
Date:                                       Date:
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                                   Exhibit III

                             Distribution Agreement

                                List of Countries

                                      India